Exhibit 99.1

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ASIAINFO SIGNS AGREEMENTS TO EXPAND MARKET SHARE AND PRODUCT

OFFERINGS IN CHINA’S TELECOM MARKET

-    Expands market share in China Netcom and China Telecom markets

-    Increases product offerings to Shanghai Mobile

BEIJING/SANTA CLARA, Calif. – May 26, 2006 – AsiaInfo Holdings, Inc. (NASDAQ: ASIA), a leading provider of telecom software solutions and security products and services in China, announced that the Company has signed an agreement with Shanghai E-mice Information Technology Company Limited (“Shanghai E-mice”) to acquire Shanghai E-mice’s business of call center, customer relationship management (“CRM”) and business support system servicing Shanghai Mobile. The Company has also entered into an agreement with Beijing GCTech Company Limited (“GCTech”) to acquire certain of GCTech’s assets and businesses, including telecom software contracts with China Netcom and China Telecom.

Steve Zhang, AsiaInfo’s President and Chief Executive Officer said, “These acquisitions will directly expand our market share in the key China Netcom and China Telecom markets and allow us to provide Shanghai Mobile with a complete software solution. Acquisitions such as these can be easily integrated into our existing business and further AsiaInfo’s strategy of expanding our high-margin telecom software solutions business.”

According to the terms of the agreement with Shanghai E-mice, AsiaInfo will acquire all outstanding customer contracts that Shanghai E-mice has with Shanghai Mobile, and other related assets. AsiaInfo will also gain an exclusive license to use Shanghai E-mice’s proprietary call center software, which is currently being used by Shanghai Mobile, for a period of 5 years. For other information regarding this acquisition, please refer to AsiaInfo’s Form 8-K filed with SEC on May 15, 2006.

Through AsiaInfo’s agreement with GCTech, AsiaInfo will acquire certain of GCTech’s assets and businesses, including its telecom software contracts with China Netcom and China Telecom, as well as certain key employees, and other related assets. The base payment is US$3.5 million (approximately RMB28 million) and full consideration will be calculated based on a performance-related formula. Closing of the transaction contemplated by the agreement is subject to customary closing terms and conditions.

About Shanghai E-mice

Founded in 2000, Shanghai E-mice Information Technology Company Limited is part of Hong Kong based E-Mice Solutions Ltd. The group develops information system solutions for the information technology and telecommunications industries. Their CRM systems provide a broad range of CRM functionalities from customer account set-up and billing, to complex data mining and telemarketing.

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About GCTech

Beijing GCTech Company Limited specializes in the development of telecom network applications and technology and the implementation of telecom network projects. The company provides new generation operation and business support system solutions to telecom operators, and information integration services and application development services to government organizations and enterprises.

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality telecom software solutions and security products and services to some of China’s largest enterprises as well as many small and medium sized companies in China. An established leader in the Chinese telecommunications industry, AsiaInfo became a leading provider of security products and services in China with the acquisition of Lenovo’s non-telecom related IT services business in 2004.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved major operations to China in 1995 and played a significant role in the construction of the national backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued diversifying its product offerings and is now a major provider of telecom software solutions in China.

For more information about AsiaInfo, please visit www.asiainfo.com.

The information contained in this document is as of May 26, 2006. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets

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we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in our periodic reports on Forms 10-Q and 8-K (if any) filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For Investors:

Eileen Chu

AsiaInfo Technologies (China), Inc.

ir@asiainfo.com

(+8610) 8216-6017

For Media:

Rory Macpherson

Ogilvy Public Relations Worldwide

rory.macpherson@ogilvy.com

(+8610) 8520-6553